[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.
Exhibit 10.42
Amendment No. 1

This Amendment No. 1 (the “Amendment”) is entered into by and between ALNYLAM PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware having a principal office at 300 Third Street, Cambridge MA 02142 U.S.A. (“ALNYLAM”), and QUARK PHARMACEUTICALS, INC (previously known as Quark Biotech, Inc.), a corporation organized under the laws of the State of California having offices located at 6501 Dumbarton Circle Fremont, CA 94555 U.S.A. (“QUARK”).

WHEREAS ALNYLAM and QUARK are parties to a LICENSE AGREEMENT dated September 26, 2006 in respect of the target identified as p53 and covering intellectual property of Cancer Research Technology Limited (the “Agreement”);

WHEREAS the Parties are desirous to make certain additions and amendments to the Agreement as set forth more fully below, to reflect their agreement to modify certain provisions of the Agreement:

NOW, THEREFORE the Parties hereto agree as follows:

1.	Section 7.2 of the Agreement shall be deleted in its entirety and replaced by the following amended Section 7.2:

“Insurance.  With respect to its activities under this agreement, QUARK will secure and maintain in full force and effect throughout the term of this Agreement (and for at least [*] thereafter for claims made coverage), the following types and amounts of insurance coverage with carriers having a minimum AM Best rating of A, with per claim deductibles that do not exceed [*]:

Comprehensive General Liability and Personal Injury, including coverage for contractual liability assumed by QUARK and coverage for QUARK independent contractor(s), with limits of at least [*] per occurrence and a general aggregate limit of [*].

Umbrella Liability, exclusive of the coverage provided by the policies listed above, with a limit of at least [*], which shall be increased to a limit of at least [*] upon [*].  Upon achievement of Net Sales of [*] in any given single calendar year, the parties shall jointly determine and agree whether further increase of the Umbrella Liability insurance coverage limit is necessary.

Products/Clinical/Professional Liability, exclusive of the coverage provided by the Comprehensive General Liability policy, with limits of at least [*] per occurrence and an aggregate limit of at least [*], which shall be increased to limits of at least [*] per occurrence, and an aggregate limit of [*] upon [*], with ALNYLAM to be named as an additional insured party with respect to each Licensed RNAi Product under such coverage.

Notwithstanding the above, the obligations under this Section 7.2 shall not apply to (i) QUARK after such time that QUARK achieves aggregate annual revenues for all pharmaceutical and diagnostic products in excess of [*], or (ii) any Affiliate or Sublicensee that has aggregate annual revenues for all pharmaceutical and diagnostic products in excess of [*]; provided, however, that QUARK shall provide written notice to ALNYLAM at such time as it determines this Section is in effect.”

Other than the changes above, the terms and conditions of the Agreement remain unchanged and in full force and effect.

The effective date of this Amendment shall be the later of the two signature dates below.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Barry Greene
Name: Barry Greene
Title: COO

QUARK PHARMACEUTICALS, INC.

By:	/s/ D. Zurr
Name: Danny Zurr
Title: CEO
7/20/07

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.